EXHIBIT 16(a)

May 10, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Dear Sir/Madam:

We have read the first and second paragraphs of Item 4 included in the Form 8-K dated May 10, 2001 of WidePoint Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP



Copy to:  Mr. James McCubbin, Chief Financial Officer, WidePoint Corporation